EXHIBIT 3.1(A)

                          CERTIFICATE OF INCORPORATION
                                       OF
                            GETTING READYCORPORATION

ARTICLE ONE
Name: The name of the Corporation is GETTING READY CORPORATION

ARTICLE TWO
Duration: The Corporation shall have perpetual existence.

ARTICLE THREE
Purpose: The purpose for which this Corporation is organized is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware

ARTICLE FOUR
The post office address of the initial registered office of the Corporation and the name of its initial registered agent and its business address is:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808 (County of New Castle)

ARTICLE FIVE
Shares: The total number of shares of common stock which the Corporation shall have authority to issue is 50,000,000 shares, par value $.001 per share.

ARTICLE SIX
Commencement of Business: The Corporation is authorized to commence business as soon as its certificate of incorporation has been filed.

ARTICLE SEVEN
The name and address of the incorporator is as follows:

       Seth A. Farbman, Esq.
       Law Office of Seth A. Farbman, P.C.
       301 Eastwood Road
       Woodmere, New York 11598

ARTICLE EIGHT
Pre-Emptive Rights: No Shareholder or other person shall have any pre-emptive rights whatsoever.


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ARTICLE NINE
By-Laws: The initial by-laws shall be adopted by the Shareholders or the Board of Directors. The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of directors, subject to repeal or change by action of the Shareholders.

ARTICLE TEN
Number of Votes: Each share of Common Stock has one vote on each matter on which the share is entitled to vote.

ARTICLE ELEVEN
Majority Votes: A majority vote of a quorum of Shareholders is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

ARTICLE TWELVE
Non-Cumulative Voting: Directors shall be elected by majority vote. Cumulative voting shall not be permitted

ARTICLE THIRTEEN
Indemnification

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE FOURTEEN
Limitation On Director Liability

A. Scope of Limitation. No person, by virtue of being or having been a director of Corporation, shall have any personal liability for monetary damages to the Corporation or any Shareholders for any breach of fiduciary duty except as to the extent provided in Paragraph (B).

B. Extent of Limitation. The limitation provided for in this Article shall not eliminate or limit liability of a director to the Corporation or its Shareholders (i) for any breach of the direct duty of loyalty to the Corporation or its Shareholders (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction for which the director derived an improper personal benefit.


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IN WITNESS WHEREOF,  the incorporator  hereunto has executed this certificate of incorporation on this 22nd day of November, 2002.

                                                 /s/ Seth Farbman
                                                 -------------------------------
                                                 Seth A. Farbman, Incorporator